Exhibit 99.1
CARLSBAD, Calif.—(BUSINESS WIRE)—XENONICS HOLDINGS, INC. (NYSE AMEX: XNN), a leading manufacturer of illumination systems for the military and safety agencies, today announced it has entered into definitive agreements with institutional investors to sell 2,900,000 shares of its common stock at a price per share of $0.50, pursuant to a registered direct offering. The gross proceeds of the offering are $1,450,000. The company also issued the investors 2,900,000 warrants to purchase shares in the company for 5 years. The warrants are exercisable 6 months after the closing of the offering at a price of $0.65.
The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions. Xenonics Holdings Inc. plans to use the net proceeds from the offering for fulfillment of product orders and general corporate purposes.
EarlyBirdCapital, Inc. acted as exclusive placement agent for the transaction.
The common stock is being offered by Xenonics pursuant to an effective registration statement(s) on Form S-3 filed with the Securities and Exchange Commission. A prospectus relating to the offering will be filed with the Securities and Exchange Commission.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus can be obtained from the SEC’s website at http://www.sec.gov/.
About Xenonics
Xenonics Holdings, Inc. (NYSE AMEX: XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.xenonics.com&esheet=6195634&lan=en_US&anchor=www.xenonics.com& index=1&md5=f749b46143b438fa50331a8a377e3248.
Forward-Looking Statements

Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.